Exhibit K3

Allianz RCM Global EcoTrends Fund

Form of Servicing Plan

This Plan (the “Plan”) dated as of January     , 2007, and amended thereafter, constitutes the Servicing Plan with respect to the class of common shares of ALLIANZ RCM GLOBAL ECOTRENDS FUND, a Massachusetts business trust (the “Trust”), offered in the Trust’s initial public offering and as may be offered in subsequent continuous offerings by the Trust (for purposes of this Plan, “Class A Shares”). The Trust is a closed-end investment company registered under the Investment Company Act of 1940, as amended (together with the rules and regulations thereunder, the “Act”), currently consisting of a single investment portfolio. Additional investment portfolios of the Trust that offer Class A Shares may be established in the future (the existing investment portfolio of the Trust and any such subsequent investment portfolio, each a “Fund”).

Section 1. The Trust will pay to the principal distributor of the Trust’s shares (the “Distributor”) a fee (the “Servicing Fee”) for services rendered and expenses borne by the Distributor in connection with personal service rendered to Class A shareholders of the Trust and/or the maintenance of Class A shareholder accounts, at an annual rate with respect to each Fund not to exceed 0.25% of the Fund’s average daily net assets attributable to its Class A Shares. Subject to such limit and subject to the provisions of Section 9 hereof, the Servicing Fee shall be as approved from time to time by (a) the Trustees of the Fund and (b) the Independent Trustees of the Fund, and may be paid in respect of services rendered and expenses borne in the past as to which no Servicing Fee was paid on account of such limitation. The Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

Section 2. The Servicing Fee may be spent by the Distributor to provide or procure personal services rendered to Class A shareholders of the Trust and/or for the maintenance of Class A shareholder accounts. The Distributor’s expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers, certain banks and other financial intermediaries who aid in the processing of purchase requests or repurchase requests (such as in connection with periodic repurchase offers made by a Fund pursuant to Rule 23c-3 under the Act) for Class A Shares or the processing of dividend payments with respect to Class A Shares, who provide information and respond to inquiries from Class A shareholders about the structure of a Fund, the availability of Class A shares in various offerings, dividend payment options and periodic repurchase offers, who provide information periodically to Class A shareholders showing their positions in a Fund’s Class A Shares, who issue confirmations for transactions by Class A shareholders, who forward communications from the Trust to Class A shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of Class A shareholders’ needs, who provide and maintain any elective Class A shareholder services such as check writing and wire transfer services, who provide and maintain pre-authorized investment plans for Class A shareholders, who act as sole shareholder of record and nominee for Class A shareholders, who respond to other inquiries from Class A shareholders relating to such services, who train personnel in the provision of such services or who provide such similar services as permitted under applicable statutes, rules or regulations.

Section 3. If adopted after any public offering of a Fund’s Class A Shares or the sale of such Class A Shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, this Plan shall not take effect with respect to any Fund until it has been approved by a vote of at least a majority of the outstanding Class A voting securities of that Fund. If approval is required under this Section 3, this Plan shall be deemed to have been effectively approved with respect to any Fund if a majority of the outstanding Class A voting securities of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding Class A voting securities of any other Fund or that this Plan has not been approved by a majority of the outstanding Class A voting securities of the Trust.

Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Fund and (b) the Independent Trustees of the Fund, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.

Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. This Plan may be terminated at any time with respect to Class A Shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class A voting securities of that Fund.

Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

A.	That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding Class A voting securities of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B.	That such agreement shall terminate automatically in the event of its assignment.

Section 9. This Plan may not be amended to increase materially the amount of Servicing Fees permitted to be paid by a Fund pursuant to Section 1 hereof without the approval of at least a majority of the outstanding Class A voting securities of that Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4 hereof.

Section 10. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “affiliated person,” “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission, (c) the term “introducing broker” shall mean any broker or dealer who is a member of the National Association of Securities Dealers, Inc. and who is acting as an introducing broker pursuant to clearing agreements with the Distributor; and (d) the term “participating broker” shall mean any broker or dealer which is a member of the National Association of Securities Dealers, Inc. and who has entered into a selling or dealer agreement with the Distributor.

Section 11. Although the Trust is a closed-end investment company and therefore not subject to Rule 12b-1 under the Act, this Plan is designed to comply with any applicable requirements imposed by Rule 12b-1 if the Trust were an open-end investment company subject to Rule 12b-1. In this regard, to the extent that any or all of the Servicing Fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust’s Class A Shares (within the meaning of Rule 12b-1), all those Servicing Fees paid by the Trust shall be deemed to be made under this Plan.

Dated: January     , 2007

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